                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               BMC SOFTWARE, INC.
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                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                               BMC SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 25, 1997

To the Stockholders of
BMC Software, Inc.:

     The annual meeting of stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), will be held at 2101 CityWest Boulevard, Houston, Texas, on August 25, 1997 at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

          1. To elect seven directors of the Company, each to serve until the next annual meeting or until his respective successor has been duly elected and qualified;

          2. To approve and ratify the 1994 Employee Incentive Plan as amended and restated;

          3. To ratify the Board of Directors' appointment of Arthur Andersen LLP as the Company's independent accountants; and

          4. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     A record of stockholders has been taken as of the close of business on July 11, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A list of stockholders will be available commencing July 13, 1997 and may be inspected during normal business hours prior to the annual meeting at the offices of the Company, 2101 CityWest Boulevard, Houston, Texas 77042-2827 and at the time and place of the annual meeting.

                                        By Order of the Board of Directors

                                         LOGO
                                        M. Brinkley Morse
                                        Secretary

Houston, Texas
July 21, 1997

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                               BMC SOFTWARE, INC.
                            2101 CITYWEST BOULEVARD
                           HOUSTON, TEXAS 77042-2827

                                 JULY 21, 1997

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the stockholders of BMC Software, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1997 Annual Meeting of Stockholders to be held at 2101 CityWest Boulevard, Houston, Texas 77042-2827, at 10:00 a.m., Central Daylight Savings Time, on August 25, 1997, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about July 21, 1997.

RECORD DATE AND VOTING RIGHTS

     As of July 11, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote 101,375,622 shares of the common stock, $.01 par value, of the Company (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants, and FOR the approval and ratification of the BMC Software Inc. 1994 Employee Incentive Plan, as amended and restated, which is being amended to increase the number of shares that may be granted thereunder from 12,000,000 to 22,000,000 and to make the other changes described under Item II below. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended March 31, 1997, accompanies this Proxy Statement.

     Stockholders are referred to that report for financial and other information about the activities of the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not deemed to be a part hereof.

                        ITEM ONE: ELECTION OF DIRECTORS
NOMINEES

     Each of the persons named below has been nominated for election as a director of the Company until the 1998 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the nominees listed below other than Mr. Tinsley was elected by the stockholders at the last annual meeting and is currently a director. Mr. Tinsley was elected to the Board in April 1997 and is currently a director. All directors serve one year terms. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by the Company and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The Board knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, the shares represented by duly executed proxies received by the Company will be voted for the election of a substitute nominee selected by the Board. The nominees receiving a majority of the votes cast at the meeting will be elected as directors. Stockholders may not cumulate their votes in the election of directors.

     Certain information concerning the nominees is set forth below:

                                                       POSITION AND OFFICES             DIRECTOR
                NAME                  AGE                 OF THE COMPANY                 SINCE
                ----                  ---              --------------------             --------
Max P. Watson Jr....................  51    Chairman of the Board, President and Chief
                                              Executive Officer                           1990
John W. Barter......................  50    Director                                      1988
B. Garland Cupp.....................  56    Director                                      1989
Meldon K. Gafner....................  49    Director                                      1987
L. W. Gray..........................  60    Director                                      1991
George F. Raymond...................  60    Director                                      1987
Tom C. Tinsley......................  44    Director                                      1997

     Mr. Watson joined the Company in October 1985 and has served as President and Chief Executive Officer since April 1990 and as Chairman of the Board since January 1992. He served as Executive Vice President and Chief Operating Officer from January 1989 to April 1990 and as Senior Vice President, North American Sales and Marketing from February 1987 to December 1988.

     Mr. Barter has been employed since 1977 with AlliedSignal, Inc. in various financial and executive capacities and is currently an Executive Vice President of AlliedSignal, Inc., and President of AlliedSignal Automotive.

     Mr. Cupp was employed by the American Express Corporation from 1978 to 1995, when he retired. From 1985 to 1995, he served as Executive Vice President -- TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation.

     Mr. Gafner has been Vice Chairman of the Board of ComStream Corporation, a manufacturer of high speed satellite earth stations for data distribution, since December 1992 and was its President from July 1988 to December 1992.

     Mr. Gray is a private investor. He was employed from 1961 to 1987 by the International Business Machines Corporation ("IBM") in various executive capacities including President, National Marketing Division. He was appointed a corporate vice president of IBM in 1983.

     Mr. Raymond is a private investor and a director of several privately held software companies. He founded Automatic Business Centers, Inc., a payroll processing company ("ABC"), in 1972 and sold the company to CIGNA Corporation ("CIGNA") in 1983. Mr. Raymond and other members of ABC's management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989.

     Mr. Tinsley is the Managing Director, President and Chief Operating Officer of The Baan Company, a leading provider of client/server enterprise resource planning software applications, and has held that position since his joining The Baan Company in November 1995. Prior to joining The Baan Company, he was a managing director at McKinsey & Co., a management consulting firm, where he had been employed for eighteen years and most recently headed the firm's global information technology practice.

BOARD ORGANIZATION AND MEETINGS

     The Board met eight times in fiscal 1997. No Board member attended fewer than 75% of the total number of the meetings of the Board and of the committees on which he served.

     The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

     Audit Committee. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accounts; to review the adequacy of internal accounting procedures, and to review audit results. Messrs. Barter and Raymond are members of the Audit Committee, which held one meeting in fiscal 1997.

     Compensation Committee. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and incentive stock plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Barter, Gafner and Cupp are members of the Compensation Committee, which held five meetings in fiscal 1997.

COMPENSATION OF DIRECTORS

     Board members other than those employed by the Company receive an annual fee of $20,000 and receive an additional fee of $1,000 per meeting for each board or committee meeting attended in excess of five meetings per year, with board and committee meetings that are held on the same day being counted as one meeting. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as a director of the Company.

     In August 1994, the Company's stockholders approved the BMC Software, Inc. 1994 Nonemployee Directors' Stock Option Plan (the "1994 Directors' Plan"). As adopted, the 1994 Directors' Plan provided for automatic grants of "nonqualified" stock options to nonemployee directors, with a one-time 20,000 share grant to a newly elected director and annual 5,000 share grants to each existing director upon his or her annual re-election. These amounts automatically increased to 80,000 and 20,000, respectively, because of the Company's two-for-one stock split in August 1995 and two-for-one stock split in November 1996. Following the second stock split, the Board assessed the increase in the implicit value of these stock option grants following the appreciation in the Company's stock price since adoption of the 1994 Directors' Plan and the two stock splits. Based on this assessment and an analysis of comparable nonemployee director stock option plans, the Board amended the 1994 Directors' Plan in April 1997 to reduce the number of shares subject to the options granted to new directors to 20,000 and the number of shares subject to options annually granted to existing directors to 10,000. The 1994 Directors' Plan has 400,000 shares reserved for issuance. All options granted under the 1994 Directors' Plan have an exercise price equal to fair market value on the grant date and vest quarterly in 6.25% increments over four years from the grant date.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

             ITEM TWO: PROPOSAL TO APPROVE THE AMENDED AND RESTATED
                BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN
                      (THE "1994 EMPLOYEE INCENTIVE PLAN")

     Since October 1995, the Company has granted long-term incentives of stock options and shares of restricted stock to its employees under its 1994 Employee Incentive Plan, which was approved by its stockholders on August 29, 1994. The purpose of the 1994 Employee Incentive Plan is to enable the Company to recruit, retain and motivate its executives, software developers and other key employees with equity-based incentives, primarily employee stock options. The software industry has experienced high growth rates over the last five years and demand for experienced and talented employees is very high. The use of employee stock options has become an expected component of compensation packages for key employees of public and private software companies, and the Board believes that the continued use of employee stock options and other types of equity-based compensation will be important to the Company's success. The Board is therefore recommending that the stockholders approve the amendment and restatement (the "Restatement") of the 1994 Employee Incentive Plan that is being submitted in this proxy statement. The primary purposes of the Restatement are to (i) eliminate certain restrictions and limitations that were originally included because of requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), that are no longer applicable, (ii) increase the number of shares that are reserved for awards from 12,000,000 to 22,000,000, and
(iii) extend the term of the 1994 Employee Incentive Plan to August 25, 2007.

     The 1994 Employee Incentive Plan originally was approved by the Company's Board of Directors on July 11, 1994 and by the Company's stockholders on August 29, 1994. The Restatement was unanimously approved by the Board of Directors on July 12, 1997, subject to stockholder approval at the Annual Meeting. If the Restatement is not approved by the stockholders of the Company at the Annual Meeting, then the Restatement will not become effective and the 1994 Employee Incentive Plan will continue to operate based upon its terms in effect prior to the Restatement.

     As of June 30, 1997, the Company had granted options to purchase an aggregate of 10,715,093 shares of Common Stock under the 1994 Employee Incentive Plan, which had been exercised as to 1,314,791 shares and remained outstanding as to 9,076,538 shares. Also as of June 30, 1997, the Company had granted 50,000 shares of restricted stock to a senior executive in connection with his recruitment to the Company and 55,299 shares of restricted stock to senior software developers in lieu of accrued cash incentive payments. Without taking into account the Restatement, 1,503,372 shares remained available for grants of stock options or restricted stock under the 1994 Employee Incentive Plan as of June 30, 1997.

SUMMARY OF THE 1994 EMPLOYEE INCENTIVE PLAN

     The following general description of certain features of the 1994 Employee Incentive Plan, as amended and restated by the Restatement, is qualified in its entirety by reference to Exhibit A. Exhibit A is marked to reflect the proposed changes to the 1994 Employee Incentive Plan as originally adopted.

     Eligibility. All persons who at the time of grant are employees of the Company or of any parent or subsidiary of the Company are eligible to receive grants under the 1994 Employee Incentive Plan. The Compensation Committee of the Board of Directors administers the 1994 Employee Incentive Plan and the granting of awards thereunder. As amended and restated, no employee may receive more than 2,000,000 shares (subject to adjustment upon a reorganization, stock split, recapitalization, or other change in the Company's capital structure) of Common Stock through grants made under the 1994 Employee Incentive Plan, whether through the exercise of employee stock options or as restricted stock. The 2,000,000 share limit is the 500,000 share limit in the 1994 Employee Incentive Plan as originally approved by the Company's stockholders, which has been increased automatically under the 1994 Employee Incentive Plan to 2,000,000 shares by the Company's two-for-one stock split in November 1996 and two-for-one stock split in August 1995.

     Shares Subject to 1994 Employee Incentive Plan. An aggregate of 3,000,000 shares of the Common Stock, subject to adjustments upon a reorganization, stock split, recapitalization or other change in the Company's capital structure, were reserved for awards under the 1994 Employee Incentive Plan as originally adopted. The 3,000,000 share authorization increased automatically to 12,000,000 as the result of the Company's two-for-one stock split in August 1995 and two-for-one stock split in November 1996. The Restatement increases the number of shares that are reserved for awards under the 1994 Employee Incentive Plan to 22,000,000 (subject to adjustment as described above), which represents approximately 22% of the Company's issued and outstanding shares of Common Stock as of July 11, 1997.

     Amendment. The Board may amend the 1994 Employee Incentive Plan at any time, except that it may not make any change in a previous grant that would impair the grantee's rights without his or her consent, and the stockholders must approve any amendment that would increase the total number of shares reserved for issuance (except for adjustment necessary to reflect changes in capitalization) or modify eligibility requirements.

     Options. The Compensation Committee will designate the optionees, the number of shares of Common Stock subject to options, and the terms and conditions of each option under the 1994 Employee Incentive Plan. The exercise price per share of Common Stock of options granted under the plan shall be determined by the Compensation Committee; provided, that such exercise price shall not be less than the fair market value of shares of Common Stock at the date such option is granted. The "fair market value" of a share of Common Stock shall mean, on any given date, the mean of the high and low sales prices of the Common Stock on the Nasdaq National Market System or, if the Common Stock is listed on a national stock exchange, the mean of the high and low sales prices on the exchange on such date. The exercise price of options granted under the plan will be paid in full in the manner prescribed by the Compensation Committee, which may provide for the payment in whole or in part by the delivery of shares of Common Stock having a fair market value equal to the exercise price. Options granted under the 1994 Employee Incentive Plan may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options (options that do not constitute incentive stock options).

     Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock will be issued or delivered to the employee at the time the award is made without any cash payments to the Company (other than the possible requirement that the par value per share be paid in cash), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based on (a) the Company's attainment of targets established by the Compensation Committee that are based on the price per share of Common Stock, the Company's earnings per share, the Company's or one of its business unit's market share or sales, or the Company's return on stockholders' equity, (b) the grantee's tenure with the Company, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing. All grants of restricted stock awards to date have provided for the lapsing of the transfer restrictions if the Company achieves minimum earnings per share growth targets, with the restrictions lapsing on any remaining shares in ten years if the employee's employment has not terminated. Upon the issuance to an employee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

     Capital Changes. If the number of outstanding shares of Common Stock is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for grants under the 1994 Employee Stock Plan, the number of outstanding shares of Common Stock, the number of shares of restricted stock, the number of shares and the exercise price per share for each outstanding option and the exercise price per share for each outstanding option and the annual limitation noted above will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

     In general, in the event of a merger or consolidation in which the Company is not the surviving corporation, the sale of sale of substantially all of the Company's assets, the Company's liquidation, the acquisition by a person or entity, including a "group" (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) or, as the result of a contested election of directors, the persons who were directors of the Company prior to the election no longer comprise a majority (a "Change of Control"), the Compensation Committee shall take one of the four actions specified in Section IX. (c) of the 1994 Employee Incentive Plan, which includes the acceleration of vesting of all outstanding and unexercised options. In the Stock Option Agreements between the Company and certain of its executive officers, including the five Named Executive Officers, for stock options granted under the 1994 Employee Incentive Plan, the vesting of the option as to all unvested shares would be accelerated upon a Change of Control.

     Transfer Restrictions. No award under the 1994 Employee Incentive Plan is transferable by the recipient other than by will or the laws of descent or distribution or, in the case of a nonqualified stock option or restricted stock award, with the consent of the Compensation Committee or pursuant to a qualified domestic relations order.

     The closing bid quotation of the Common Stock as reported by NASDAQ was $57.625 on July 11, 1997.

FEDERAL INCOME TAX CONSEQUENCES OF THE 1994 EMPLOYEE INCENTIVE PLAN

     Incentive Stock Options. An employee who has been granted an incentive stock option will not realize taxable income at the time of the grant or exercise (but in some circumstances may be subject to an alternative minimum tax as a result of the exercise) of such option and the Company will not be entitled to a deduction at either such time. If the employee makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of the grant of such option, or within one year of the transfer of such shares to him or her, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not satisfied, a portion of any gain in the year of disposition will be taxable to the employee as ordinary income, and the Company will be entitled to a corresponding deduction. The Company will not be entitled to any deduction in connection with any loss to the employee or the portion of any gain that is taxable to the employee as short-term or long-term capital gain.

     Nonqualified Stock Options. Nonqualified stock options (options that are not incentive stock options) will not qualify for special federal income tax treatment. No tax is imposed on the optionee upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the employee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option exercise and the Company will be entitled to a corresponding deduction, provided the Company withholds income tax with respect to such amount. However, if the shares received upon the exercise of a nonqualified stock option are transferred to the optionee subject to certain restrictions then the taxable income realized by the optionee, unless the optionee elects otherwise, and the Company's tax deduction (assuming any federal income tax withholding requirements are satisfied) should be deferred and should be measured based upon the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors, and 10% stockholders by Section 16(b) of the Securities Exchange Act of 1934, as amended, is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a nonqualified stock option. Ordinary income realized upon the exercise of a nonqualified stock option is not an adjustment for alternative minimum tax purposes.

     Restricted Stock Awards. An employee who has been granted a restricted stock award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the restriction period (as shares become vested), the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and subject to Section 162(m) of the Internal Revenue Code, the Company will be entitled to a corresponding deduction. Dividends paid to the holder during the restriction period will also be compensation income to the employee and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time of grant of the restricted stock award on the market value of the shares, in which case (1) subject to Section 162(m) of the Internal Revenue Code, the Company will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to him during the restriction period will be taxable as dividends to him and not deductible by the Company and (3) there will be no further federal income tax consequences when the restrictions lapse.

     Withholding. The Company has the right to deduct from any or all awards any taxes required by law to be withheld and to require any payments necessary to enable it to satisfy its withholding obligations.

     Deductibility. As discussed in the Compensation Committee Report, the 1994 Employee Incentive Plan has been designed to meet the requirements in Section 162(m) of the Internal Revenue Code for stock options, including the requirements that all options have an exercise price that is no less than the fair market value of the Common Stock on the grant date and that the plan state the maximum number of shares that can be issued during a specified period to an individual employee under the Plan. Thus, the provisions of Section 162(m) should not limit the Company's ability to deduct all of the compensation income generated in connection with the exercise of stock options granted under the 1994 Employee Incentive Plan. The 1994 Employee Incentive Plan is further designed to provide flexibility that allows the Company to structure any awards of restricted stock made under the 1994 Employee Incentive Plan to preserve the deductibility of any compensation expense over $1,000,000; however, in some cases the Compensation Committee may determine it to be in the Company's best interests to make a restricted stock grant that does not meet the Section 162(m) requirements.

BOARD RECOMMENDATION

     The affirmative vote of a majority of the shares represented at the 1997 Annual Meeting of Stockholders in person or by proxy will be needed to approve the Restatement. The Board believes that such approval is essential to enable the Company to continue to attract and retain employees in an extremely competitive computer software industry.

     THE BOARD RECOMMENDS A VOTE FOR ADOPTION AND RATIFICATION OF THE AMENDED AND RESTATED BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN.

                ITEM THREE: PROPOSAL TO RATIFY THE SELECTION OF
                              INDEPENDENT AUDITORS

APPOINTMENT OF ARTHUR ANDERSEN LLP

     The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the fiscal year ended March 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 1997 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the 1997 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

                            ITEM FOUR: OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the 1997 Annual Meeting of Stockholders. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The following table sets forth as of July 18, 1997 certain information regarding beneficial ownership of the Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, the Chief Executive Officer, each of the four other most highly compensated executive officers and all directors and officers as a group. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to shares beneficially owned by them, subject to community property laws, where applicable. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders.

                                                               COMMON
                                                                STOCK
                            NAME                                OWNED      PERCENT
                            ----                              ---------    -------
Putnam Investment Management................................  7,493,000     7.4%
One Post Office Square
Boston, MA 02109
T. Rowe Price Associates....................................  7,190,000     7.1%
100 East Pratt Street
Baltimore, MD 21202
Massachusetts Financial Services............................  6,800,000     6.8%
500 Bolyston Street
Boston, MA 02116
Morgan Stanley Group........................................  5,947,000     5.9%
1585 Broadway
14th Floor
New York, NY
Max P. Watson Jr.(1)........................................  1,293,546    1.2%
Douglas J. Erwin(2).........................................    424,660     *
Richard P. Gardner(3).......................................    110,010     *
James E. Juracek(4).........................................    326,768     *
Gerd A. Ordelheide(5).......................................     98,640     *
John W. Barter(6)...........................................     94,000     *
B. Garland Cupp(7)..........................................     80,000     *
Meldon K. Gafner(8).........................................     60,000     *
L. W. Gray(9)...............................................     68,750     *
George F. Raymond(10).......................................     69,804     *
Tom C. Tinsley(11)..........................................      1,250     *
All directors and officers as a group (18 persons)(12)......  3,308,913      3%

---------------

* Represents less than 1%.

 (1) Includes 980,620 shares subject to employee stock options exercisable within 60 days after July 11, 1997 and 80,000 shares held by trusts for the benefit of Mr. Watson's children, of which he is one of two trustees and shares voting and investment power of which Mr. Watson disclaims beneficial ownership.

 (2) Includes 340,000 shares subject to employee stock options exercisable within 60 days after July 11, 1997.

 (3) Includes 75,900 shares subject to employee stock options exercisable within 60 days after July 11, 1997.

 (4) Includes 198,000 shares subject to employee stock options exercisable within 60 days after July 11, 1997.

 (5) Includes 98,640 shares subject to employee stock options exercisable within 60 days after July 11, 1997.

 (6) Includes 82,000 shares subject to employee stock options exercisable within 60 days after July 11, 1997.

 (7) Includes 80,000 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

 (8) Includes 60,000 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

 (9) Includes 68,500 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

(10) Includes 60,000 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

(11) Includes 1,250 shares subject to nonemployee director stock options exercisable within 60 days after July 11, 1997.

(12) Includes 2,387,110 shares subject to stock options exercisable within 60 days after July 11, 1997 and 110,000 shares of restricted stock.

EXECUTIVE OFFICERS

     The executive officers are elected to serve annual terms. Certain information concerning the Company's executive officers as of July 11, 1997 is set forth below, except that information concerning Mr. Watson is set forth above under Item One: "Election of Directors."

             NAME                AGE                         POSITION
             ----                ---                         --------
Douglas J. Erwin...............  44    Executive Vice President and Chief Operating Officer
William M. Austin..............  51    Senior Vice President and Chief Financial Officer
Richard P. Gardner.............  43    Senior Vice President, North American Sales
James E. Juracek...............  51    Senior Vice President, Research and Development
Gerd A. Ordelheide.............  54    Senior Vice President, European Operations
Theodore W. Van Duyn...........  48    Chief Technology Officer
Robert E. Beauchamp............  37    Vice President, Business Strategy
M. Brinkley Morse..............  39    Vice President, General Counsel and Secretary
Leland D. Putterman............  37    Vice President, Worldwide Marketing
Kevin M. Klausmeyer............  38    Controller and Chief Accounting Officer
Stephen B. Solcher.............  36    Treasurer

     Mr. Erwin joined the Company as Executive Vice President and Chief Operating Officer in April 1994. Prior to joining the Company, Mr. Erwin was employed since 1988 with Northern Telecom in various senior operating positions, lastly Vice President, Network Services and Software Applications. Mr. Erwin was employed by IBM Corporation in various sales and marketing capacities from 1976 to 1988.

     Mr. Austin joined the Company as Senior Vice President and Chief Financial Officer in January 1997. Prior to joining the Company, Mr. Austin was employed since 1991 with McDonnell Douglas Corporation in various senior financial positions, lastly as Vice President and Chief Financial Officer of McDonnell Douglas Aerospace, a division of McDonnell Douglas Corporation. From 1973 to 1991, Mr. Austin was employed with Bankers Trust Company in various positions, serving as Managing Director -- Acquisition and Structured Finance from 1989 to 1991.

     Mr. Gardner joined the Company as Senior Vice President, North American Sales, in May 1994. He was employed by IBM Corporation from March, 1975 to May, 1994 in various sales and general management capacities, lastly as General Manager of its Houston, Texas operations.

     Mr. Juracek joined the Company as Senior Vice President, Research and Development in February 1993. From June 1992 to February 1993, he was Vice President, MIS and Chief Information Officer of Frito-Lay, Inc. From October 1988 to June 1992, he was Vice President, Systems Engineering of SABRE Computer Services, a division of AMR Corporation. From August 1968 to August 1987, he served in various information systems capacities for AT&T Corporation, lastly as Division Manager, Network Design and Data Communications.

     Mr. Ordelheide joined the Company as Senior Vice President, European Operations in January 1995. He was employed by DataSwitch Corporation from 1993 to 1995 and by Seimens Nixdorf USA from 1980 to 1992.

     Mr. Van Duyn joined the Company in October 1985 as Director of Research and served as Senior Vice President, Research and Development from July 1986 to February 1993, when he became Chief Technology Officer.

     Mr. Beauchamp has been Vice President, Business Strategy since October 1996. He has been employed by the Company since 1988, when he joined the Company as a senior sales representative. During his employment with the Company, he has served in various senior sales and marketing positions, and was Director, Strategic Marketing prior to his appointment to his current position.

     Mr. Morse has served as General Counsel and Secretary since November 1988, when he joined the Company, and as Vice President since January 1991.

     Mr. Putterman joined the Company in September 1994 from Oracle Corporation, where he was employed since July 1985 in various sales and marketing capacities. His last position was as a Vice President, Database & Tools Product Marketing.

     Mr. Klausmeyer joined the Company in August 1993 as Corporate Controller and has served as Chief Accounting Officer since October 1994. From December 1979 through July 1993, he was employed by Arthur Andersen LLP in various capacities, the last of which was Principal -- High Technology/Enterprise Group.

     Mr. Solcher joined the Company as Assistant Treasurer in September 1991 and has served as Treasurer since April 1992. Prior to joining the Company, Mr. Solcher was employed as an audit manager by Arthur Andersen LLP, the Company's independent auditors, from 1983 to 1991.

                             EXECUTIVE COMPENSATION

     The following tables and notes thereto present information concerning the cash compensation, restricted stock grants, stock option grants and stock option exercises of Messrs. Watson, Erwin, Gardner, Juracek and Ordelheide. The Company's compensation policies are discussed in the Report of the Compensation Committee of the Board.

                              SUMMARY COMPENSATION

                                                                          OTHER ANNUAL   RESTRICTED
                                          FISCAL    SALARY      BONUS     COMPENSATION   STOCK AWARD
                                           YEAR       ($)        ($)         ($)(1)        ($)(2)
                                          ------    -------    -------    ------------   -----------
Max P. Watson Jr (4)....................   1997     240,000    868,294       5,000                0
  Chairman of the Board,                   1996     240,000    722,671(3)    5,000                0
  President and Chief Executive Officer    1995     240,000    560,050       5,000                0
Douglas A. Erwin........................   1997     180,000    637,548       5,000                0
  Senior Vice President and                1996     180,000    585,610(3)    5,000                0
  Chief Operating Officer                  1995     180,000    420,000       5,000        1,886,250
Richard P. Gardner......................   1997     139,992    516,246       5,000                0
  Senior Vice President                    1996     139,992    420,062(3)    5,000                0
  N. American Sales                        1995     124,108    288,001       5,000          725,625
James E. Juracek........................   1997     140,004    477,018       5,000                0
  Senior Vice President                    1996     140,004    418,599(3)    5,000                0
  Research and Development                 1995     140,004    290,936       5,000                0
Gerd A. Ordelheide......................   1997     141,005    399,876       5,000                0
  Senior Vice President,                   1996     124,441    388,630(3)    4,425                0
  European Operations                      1995      34,011    247,260(3)    4,000                0

---------------

(1) Represents nondiscriminatory Board authorized matching contributions under the Company's 401(k) plan.

(2) As of March 31, 1997, the named individuals held shares of restricted stock in the following amounts and having the following dollar values based on the closing price of the Company's common stock of $46.125 on March 31, 1997:
    Mr. Erwin, 40,000 shares, $1,845,000; Mr. Gardner, 20,000 shares, $922,500;
    Mr. Juracek, 100,000 shares, $4,612,500. These restricted shares all represent long-term incentive awards under which the transfer restrictions on the restricted shares lapse in a fiscal year if the Company's earnings per share meets or exceeds the targeted earnings per share amount for the fiscal year. The transfer restrictions on all of Mr. Erwin's and Mr. Gardner's shares and on 40% of Mr. Juracek's shares lapsed in April 1997 because the Company's earnings per share met the stipulated target for fiscal 1997. The transfer restrictions on the remainder of Mr. Juracek's shares will lapse if the Company's earnings per share in fiscal 1998 meet the stipulated target for that fiscal year. The restricted shares of Mr. Erwin, Mr. Gardner and Mr. Juracek were granted in connection with their employment with the Company and are valued in the above table at the closing price on the grant date.

(3) Revised numbers to correct compensation amounts reported in the fiscal 1996 proxy statement on a cash rather than an accrual basis.

(4) Two employees received incentive-based compensation in fiscal 1997 that, together with their base salaries, exceeded Mr. Watson's compensation indicated above. Five additional employees received total compensation in fiscal 1997 in amounts that fell between the indicated compensation of Mr. Watson and Mr. Erwin.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1997 by the Named Executive Officers and the value of such officers' unexercised options at March 31, 1997 using the closing market price of $46.125.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              SHARES                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                             ACQUIRED                     FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                                ON         VALUE      ---------------------------   ---------------------------
                            EXERCISE #   REALIZED $   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                            ----------   ----------   -----------   -------------   -----------   -------------
Max P. Watson Jr. ........    80,000     $3,340,830     980,620        792,000      $38,364,208    $27,769,500
Douglas J. Erwin..........    20,000     $  638,750     340,000        540,000      $11,921,250    $18,933,750
Richard P. Gardner........    94,700     $2,658,569     103,300        396,000      $ 3,621,956    $13,884,750
James J. Juracek..........         0     $        0     198,000        396,000      $ 6,942,375    $13,884,750
Gerd A. Ordelheide........    74,700     $1,843,017     123,300        396,000      $ 4,145,963    $13,315,500

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

     The Compensation Committee, which is composed only of independent directors, administers the compensation program for executive officers of the Company. The Compensation Committee, with the aid of internal staff and independent compensation consultants, at least annually reviews and evaluates the Company's compensation program to determine their effectiveness in attracting, motivating and retaining highly skilled executive officers.

     COMPENSATION PHILOSOPHY. The Company's compensation program for its executive officers is designed to preserve and enhance stockholder value by heavily emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the Company's business objectives, to reward them for their achievement and to attract and retain executive officers who contribute to the Company's long-term success.

     COMPENSATION COMPONENTS. The Company's executive compensation program has three primary components: base salary, annual incentives and long-term incentives. Each of these three components is described below.

     Base Salary. The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Compensation Committee. The salaries are set at the low to middle end of the competitive market based upon compensation surveys of industry peers by Towers, Perrin, Foster & Crosby, an independent compensation consultant.

     Annual Incentives. Annual incentive compensation awards for participating executive officers are determined by allocating, as a percentage of pay, 10% of the amount by which the Company's pretax income (excluding extraordinary items) in a quarter exceeds its pretax income in the same quarter one year earlier. These quarterly bonuses are adjusted at the end of the fiscal year to equal the recipient's allocated share of 10% of the amount by which the Company's pretax income for the fiscal year exceeded its pretax income in the preceding year. The individual executive officer percentage allocations are determined by the relationship of individual salaries to the total salaries of all executive officer participants, these percentages are then adjusted quarterly by the Compensation Committee at the recommendation of the Chief Executive Officer for various individual contributions.

     Annual bonuses are directly tied to year over year growth in the Company's pretax earnings in order to focus executive officers' efforts on the Company's financial performance. The program is designed to heavily weigh the variable component of an executive's total annual compensation and to generate 90th percentile or higher awards compared to a peer group if the Company achieves expected levels of performance. The annual incentive compensation plan was implemented in mid-fiscal year 1990 and has been in effect since then, with minor variations. The Company has extended participation in this annual incentive program for fiscal 1998 to four additional key employees who are not executive officers.

     Long Term Incentives. The Company has granted no equity-based incentives to any of the Named Executive Officers in the last two fiscal years.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. As described above, the Company determines compensation for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation. The Chief Executive Officer's base salary has not increased over the last six fiscal years, reflecting the emphasis on the annual incentive bonus opportunity in the total mix of annual cash compensation. The Chief Executive Officer's annual incentive was based on an allocation of the annual incentive pool described above based on the relative percentage of his salary to the salaries of the other participants in the annual incentive program. The Chief Executive Officer has not received any equity based incentives in the last two fiscal years.

     DEDUCTIBILITY. Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction in excess of $1 million for its chief executive officer or any of its four other highest paid officers. Performance-based compensation meeting criteria in Section 162(m), however, is specifically exempt from the deduction limit. The Company's long-term incentive grants to the Named Executive Officers have all been designed to qualify as exempt performance-based compensation. The Company has not taken actions necessary to qualify its annual cash incentive plan for the exclusion to Section 162(m), because no Named Executive Officer's annual cash compensation exceeded the Section 162(m) limit in fiscal years prior to fiscal 1997 or was anticipated to exceed the limit in fiscal 1997. The Company's increase in pretax earnings in fiscal 1997 exceeded its internal plans and this performance generated total annual compensation to the Chief Executive Officer that exceeded the Section 162(m) limit by $108,294. As noted in the Summary Compensation table above, the Company's financial performance in fiscal 1997 also generated annual compensation for two nonexecutive employees in excess of the Chief Executive Officer's. While the Company intends to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in fiscal 1998, it also intends to maintain the flexibility to take actions that it considers to be in the Company's best interests and to take into consideration factors other than tax deductibility.

     Respectfully submitted by the Compensation Committee of the Board of Directors of the Company:

                                            John W. Barter
                                            B. Garland Cupp
                                            Meldon K. Gafner

PERFORMANCE GRAPH

     The following indexed graph indicates the Company's total return to its stockholders for the five year period ended March 31, 1997, as compared to the total return over such period for the Standard & Poor's 500 Composite Index and the Standard & Poor's Computer Software & Services Composite Index. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends.

        MEASUREMENT PERIOD            BMC SOFTWARE                         S & P COMPUTER
      (FISCAL YEAR COVERED)               INC.             S & P 500      SOFTWARE/SERVICES
1992                                              100                100                100
1993                                               81                115                132
1994                                              102                117                148
1995                                              106                135                200
1996                                              182                179                283
1997                                              306                214                397

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, during the fiscal year ended March 31, 1998, all
Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten-percent beneficial owners were complied with, except that Theodore Van Duyn has reported late his exercise for cash of employee stock options to purchase 136,000 shares in January 1997 and his transfer to a charitable trust of 22,856 shares of Common Stock in March 1997.

RELATED TRANSACTIONS

     John S. Watson, the brother of Max P. Watson Jr., the Company's Chairman of the Board, President and Chief Executive Officer, is a partner in the law firm of Vinson & Elkins L.L.P., which is the Company's principal outside counsel. The Company paid $429,915.58 in legal fees to Vinson & Elkins for legal services rendered in fiscal 1997.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for presentation at the 1997 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than March 20, 1998.

                                   FORM 10-K

     The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of the Company's annual report on Form 10-K for the fiscal year ended March 31, 1997 (the "1997 10-K"), as filed with the Securities and Exchange Commission, including the financial statements and the financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the 1997 10-K, upon the payment, in advance, of the specified reasonable fees related to the Company's furnishing of such exhibit(s). Requests for copies of such report and/or exhibit(s) should be directed to Mr. M. Brinkley Morse, Secretary for the Company, at the Company's principal address as shown on page 1 hereof.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended March 31, 1997 has been mailed to each stockholder entitled to vote at the annual meeting.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. The Company has engaged Rissel & Blake to act as its proxy solicitor and anticipates that its fees will be approximately $10,000 in connection therewith. In addition to solicitations by mail, a number of officers, directors and regular employees of the Company may, if necessary to ensure the presence of a quorum and at no additional expense to the Company, solicit proxies in person or by telephone or telegraph. The Company also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the meeting adjourns. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                            By Order of the Board of Directors

                                             LOGO
                                            M. Brinkley Morse
                                            Secretary
Houston, Texas
July 18, 1997

                                                                       EXHIBIT A

                               BMC SOFTWARE, INC.
                          1994 EMPLOYEE INCENTIVE PLAN

            AS AMENDED AND RESTATED EFFECTIVE AS OF AUGUST 25, 1997)


                                   I. PURPOSE


     The purpose of the BMC SOFTWARE, INC. 1994 EMPLOYEE INCENTIVE PLAN (the "Plan") is to provide a means through which BMC SOFTWARE, INC., a Delaware corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company and to provide a means whereby those employees upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its employ. A further purpose of the Plan is to provide such employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, options which do not constitute Incentive Stock Options, Restricted Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein. The Plan as set forth herein constitutes an amendment and restatement of the Plan as previously adopted by the Company, and shall supersede and replace in its entirety such previously adopted plan. This amendment and restatement of the Plan shall be effective as of August 25, 1997, provided this amendment and restatement of the Plan is approved by the stockholders of the Company on such date at the Company's 1997 Annual Meeting of Stockholders. If this amendment and restatement of the Plan is not so approved by the stockholders, then this amendment and restatement will not be effective.


                                II. DEFINITIONS

     The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

          (a) "Award" means, individually or collectively, any Option or Restricted Stock Award.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

          (d) "Committee" means not less than two members of the Board who are selected by the Board as provided in Paragraph IV(a).

          (e) "Common Stock" means the common stock, par value $.01 per share, of the Company.

          (f) "Company" means BMC Software, Inc.

          (g) "Director" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

          (h) An "employee" means any person (including a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).

          (i) "Fair Market Value" means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the NASDAQ-National Market System on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Board in such manner as it deems appropriate.

          (j) "Holder" means an employee who has been granted an Award.

          (k) "Incentive Stock Option" means an incentive stock option within the meaning of section 422 of the Code.

          (l) "1934 Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Option" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

          (n) "Option Agreement" means a written agreement between the Company and a Holder with respect to an Option.


          (o) "Plan" means the BMC Software, Inc. 1994 Employee Incentive Plan as set forth herein and, as amended from time to time.


          (p) "Restricted Stock Agreement" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

          (q) "Restricted Stock Award" means an Award granted under Paragraph VIII of the Plan.

          (r) "Rule 16b-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

          (s) "Stock Appreciation Right" shall have the meaning assigned to such term in Paragraph VII(d) of the Plan.

                  III. EFFECTIVE DATE AND DURATION OF THE PLAN


     The Plan originally became effective on July 11, 1994. This amendment and restatement of the Plan shall be effective as provided in Section I. No further Awards may be granted under the Plan after August 25, 2007. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.


                               IV. ADMINISTRATION


     (a) Composition of Committee. The Plan shall be administered by a committee which shall be (i) appointed by the Board, (ii) solely of "nonemployee directors," within the meaning of Rule 16b-3, and (iii) constituted solely by two or more "outside directors," within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder.


     (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or Restricted Stock Award. In making such determinations the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion shall deem relevant.

     (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

                V. GRANT OF OPTIONS AND RESTRICTED STOCK AWARDS;
                           SHARES SUBJECT TO THE PLAN


     (a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the provisions of Paragraph VI. Subject to adjustment in the same manner as provided in Paragraph IX with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 22,000,000 shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award, or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of the Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award . Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during the term of the Plan as provided in Paragraph III hereof may not exceed 2,000,000 (subject to adjustment in the same manner as provided in Paragraph IX hereof with respect to shares of Common Stock subject to Options then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options or Stock Appreciation Rights that are cancelled or repriced.


     (b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

                                VI. ELIGIBILITY

     Awards may be granted only to persons who, at the time of grant, are employees. Awards may not be granted to any Director who is not an employee. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option which is not an Incentive Stock Option, a Restricted Stock Award, or any combination thereof.

                               VII. STOCK OPTIONS

     (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

     (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

     (c) Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as options which do not constitute Incentive

Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holders lifetime only by such Holder or the Holder's guardian or legal representative.



     (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures whereby the Holder, by a properly-executed written notice, directs (I) an immediate market sale or margin loan respecting all or a part of the shares of Common Stock to which he is entitled upon exercise pursuant to an extension of credit by the Company to the Holder of the option price, (ii) the delivery of the shares of Common Stock from the Company directly to a brokerage firm, and (iii) the delivery of the option price from sale or margin loan proceeds from the brokerage firm directly to the Company. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe; provided, that with respect to Stock Appreciation Rights granted to employees who are subject to Section 16 of the 1934 Act, except as provided in Subparagraph IX(c) hereof, the Committee shall retain final authority (i) to determine whether a Holder shall be permitted, or (ii) to approve an election by a Holder, to receive cash in full or partial settlement of Stock Appreciation Rights. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.


     (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph IX, shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option which does not constitute an Incentive Stock Option.

     (f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

     (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any subsidiary, or the acquisition by the Company or a subsidiary of the assets of the employing corporation, or the acquisition by the Company or a subsidiary of stock of the employing corporation with the result that such employing corporation becomes a subsidiary.

                         VIII. RESTRICTED STOCK AWARDS


     (a) Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, or (7) the return on stockholders' equity achieved by the Company, (ii) the Holder's continued employment with the Company for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion or (iv) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award shall not be changed except as permitted by Paragraph VIII(b) or Paragraph IX.


     (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other shareholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement, shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

     (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

     (d) Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

                     IX. RECAPITALIZATION OR REORGANIZATION

     (a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.



     (c) If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity, (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than
(x) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution of such election of directors or (y) thirty days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Options held by any individual Holder: (1) accelerate the time at which Options then outstanding may be exercised so that Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph (d) below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares, (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (4) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.


     (d) For the purposes of clause (2) in Subparagraph (c) above, the "Change of Control Value" shall equal the amount determined in clause (i), (ii) or
(iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph (d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.


     (e) In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, split-offs, spin-offs, split-ups, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph IX, any outstanding Awards and any agreements evidencing such Awards shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan (and the aggregate number of shares that may be granted to any one individual) may be appropriately adjusted by the Committee, whose determination shall be conclusive.


     (f) Any adjustment provided for in the above Subparagraphs shall be subject to any required shareholder action.

     (g) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

     (h) Plan provisions to the contrary notwithstanding, with respect to any Restricted Stock Awards outstanding at the time a Corporate Change as described in Subparagraph (c) above occurs, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Holder pursuant to such Restricted Stock Award and then outstanding and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder.

                    X. AMENDMENT AND TERMINATION OF THE PLAN

     The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the shareholders, amend the Plan:


          (a) to increase the maximum number of shares of Common Stock which may be issued on exercise or surrender of Options or pursuant to Restricted Stock Awards, except as provided in Paragraph IX; or



          (b) to change the class of individuals eligible to receive Awards under the Plan.


                               XI. MISCELLANEOUS

     (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee any right to be granted an Option, a right to a Restricted Stock Award, or any other rights hereunder except as maybe evidenced by an Option Agreement or a Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall be not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

     (b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time.

     (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

     (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any subsidiary from taking any corporate action which is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary as a result of any such action.


     (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution , (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.



     (f) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet the requirements of Rule 16b-3 so that any transaction under the Plan involving a grant, award, or other acquisition from the Company or disposition to the Company is exempt from
Section 16(b) of the 1934 Act. If any provision of the Plan or any such Award would result in any such transaction not being exempt from Section 16(b) of the 1934 Act, such provision or Award shall be construed or deemed amended so that such transaction will be exempt from Section 16(b) of the 1934 Act.



     (g) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware which matters shall be governed by the latter law.

                               BMC SOFTWARE, INC.
P                            2101 City West Boulevard
                               Houston, TX 77042
R          This Proxy is Solicited on Behalf of the Board of Directors

O          The undersigned hereby appoints Max P. Watson Jr. and M. Brinkley
    Morse as Proxies, each with the power to appoint his or her substitute, and
X hereby authorizes them to represent and to vote as designated on the reverse side, all the shares of common stock of BMC Software, Inc. held of record
Y by the undersigned on July 11, 1997, at the annual meeting of stockholders to be held on August 25, 1997 or any adjournment thereof.

            THE UNDERSIGNED ACKNOWLEDGES THAT THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND THAT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND IN FAVOR OF PROPOSALS 2 AND 3.


                                                                    -----------
                                                                    SEE REVERSE
                 (Continued and to be signed on the other side)         SIDE
                                                                    -----------

      Please mark
[X]   votes as in
      this example.
                                                                        ------
                                                                             |
                                                                             |


                                                             FOR AGAINST ABSTAIN

1. ELECTION OF DIRECTORS         2. Proposal to approve the  [ ]   [ ]     [ ]
Nominees: J. Barter, G. Cupp,       adoption and ratification
          M. Gainer, L. Gray,       of the amended and
          G. Raymond, T. Tinsley    restated BMC Software,
          and M. Watson             Inc. 1994 Employee
                                    Incentive Plan.
                                                             FOR AGAINST ABSTAIN

                                 3. Proposal to ratify the   [ ]   [ ]     [ ]
                                    appointment of Arthur
                                    Andersen LLP as the
                                    independent public
                                    accountants of the
                                    Company.


FOR all nominees [ ]    [ ] WITHHOLD AUTHORITY
 listed (except                 to vote for
  as marked to                 all nominees
  the contrary)                   listed


-----------------------------------------------
(INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name on the line above.)


                                 MARK HERE FOR ADDRESS CHANGE AND NOTE  [ ]
                                 AT LEFT



                                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY.

                                 Please sign exactly as your name appears on the Company's stock transfer records. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature:___________________Date:________Signature:________________Date:______